FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

Date of Report (Date of earliest event reported) May 8, 2014

WESTMOUNTAIN DISTRESSED DEBT, INC.
 (Exact Name of Small Business Issuer as specified in its charter)

Colorado	000-53031	26-1315407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 W. Boardwalk, Suite 202, Fort Collins, Colorado 80525
 (Address of principal executive offices including zip code)

(970)223-4499
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," or "the Company" refer to West Mountain Distressed Debt, Inc.

Item 8.01 Other Events.

 On May 7, 2014, we executed a non-binding term sheet which provides for the acquisition by a wholly-owned subsidiary of the Company of SOMNUS Healthcare, Inc., a private company (SOMNUS).  At the closing of the acquisition, the Company’s shareholders would own approximately 25% of the combined company, SOMNUS shareholders would own approximately 59.1% of the company, and new investors would own approximately 9.8% of the combined company. The remaining 6.1% would be owned by an affiliate of the Company’s current largest shareholder.  This affiliate has previously provided a loan to SOMNUS of $250,000, secured by all of the assets of SOMNUS. The 6.1% interest is tied to that transaction.

It will be a requirement of the closing of the acquisition that the Company have a minimum of $250,000 in cash on the balance sheet and no unpaid liabilities; that SOMNUS has completed a $500,000 private placement; and that SOMNUS shareholders owning in excess of 1% after the closing of the acquisition sign a two year share lock up agreement, which permits sales after one year of up to 5% of each shareholder’s position or the Rule 144 limitation, whichever is greater, although the limitation on sales may be specifically waived. The Company plans a future private placement to raise funds for the $250,000 cash requirement, although the terms of the private placement have not been finalized.

The closing of the acquisition will also be subject to satisfactory due diligence by both parties, approval of the transaction by the SOMNUS shareholders, and a change of the name of the Company to a name selected by SOMNUS. The new Board of Directors would consist of five members; three appointed by SOMNUS and two mutually selected by SOMNUS and an affiliate of the Company’s current largest shareholder.

There is no guarantee whatsoever that this transaction will close. The only current binding components related to this transaction are the loan to SOMNUS by an affiliate of the Company’s current largest shareholder and the requirement of the payment of a breakup fee to that affiliate if the transaction is not closed by September 30, 2014, subject to a ninety day extension with the payment of a 5% fee on the outstanding balance due.

SOMNUS is an emerging growth company in the approximately twenty billion dollar sleep deprivation market. SOMNUS currently operates in three states, The industry has taken on increased focus as a result of recent studies indicating that lack of sleep may contribute to obesity, diabetes, hypertension, heart disease, brain damage, and some cancers. This industry is largely fragmented, with many small companies. SOMNUS has a broad future strategy to acquire some of these companies as well as to add new products and services, establish its own centers, and to partner with hospitals in delivery of services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAY 8, 2014	WEST MOUNTAIN DISTRESSED DEBT, INC.,

	By	/s/ Brian L. Klemsz,
Brian L. Klemsz, President, Chief Executive Officer,Chief Financial Officer and Director (Principal Executive, Accounting and Financial Officer)